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                                 TRACK AGREEMENT

THIS AGREEMENT, made as of the 29 day of Aug., 2002, by and between NEBRASKA NORTHEASTERN RAILROAD COMPANY, hereinafter called "Railroad," a Nevada corporation whose post office address is P.O. Box 26, Osmond, Nebraska 68765, and HUSKER AG, LLC, (hereinafter called "Husker Ag") a Nebraska limited liability company whose post office address is P.O. Box 10, Plainview, NE 68769.

                                   WITNESSETH:

     WHEREAS, Husker Ag, or its agent, shall construct or have constructed and installed approximately 3569 feet of sidetrack, hereinafter called "the Track," as shown in red and green on the plan dated Aug. 27, 2002, attached hereto as Exhibit A and made a part hereof, which serve the premises or business of Husker Ag near Railroad's milepost 74 near Breslau, Nebraska, and;

     WHEREAS, Railroad and Husker Ag desire to enter into an agreement setting forth their rights and obligations with respect to the construction, ownership, operation, use and maintenance of the Track:

     NOW, THEREFORE, it is agreed as follows:

          1. RIGHT OF WAY. Husker Ag, without cost to Railroad, shall provide all the right-of-way and secure all authority or permission required for the operation of the Track and for Railroad's access to the Track in case and insofar as the Track extends beyond Railroad's property. Husker Ag shall protect, indemnify and save harmless Railroad from and against any and all claims, demands and causes of action of any party whatsoever and all cost and expense incident thereto, which may be sustained or incurred by Railroad arising from the lack or failure of title of Husker Ag to said right-of-way.

          2. CONSTRUCTION. Husker Ag shall, without cost to Railroad, perform or shall have performed for it all track construction and grading of the Track and shall do and perform said work in all respects satisfactory to Railroad's and Husker Ag's General Manager, or their authorized representatives. Husker Ag shall pay all charges and assume all obligations which may be imposed as a result of the location, placement and construction, of the Track, and agrees to comply with all statutes and with all regulations

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of any federal, state or municipal government or regulatory agency applicable to the location, placement and construction of said Track.

          3. OWNERSHIP AND PROPERTY INTERESTS. Husker Ag shall own the portion of the Track located on its property and indicated in green on Exhibit A, and Railroad shall own the portion of the Track located on its property and indicated in red on Exhibit A. Railroad shall have the right to use the Tracks for purposes of providing rail transportation to Husker Ag. Husker Ag hereby grants to Railroad, its successors, assigns and permitees, an easement coupled with an interest for reasonable access to and use of the Track in connection with service as a rail carrier for Husker Ag, such easement to continue for so long as this agreement remains in effect.

          4. MAINTENANCE. Husker Ag shall maintain the Track and all appurtenances (both the portions located on Husker Ag's property and the portion located on Railroad's property) in a safe and usable condition consistent with Industry standards. In the event Husker Ag shall fail to so maintain, Railroad shall be under no obligation nor shall it have any liability if it does not operate over said portion of the Track. Husker Ag shall provide adequate drainage and keep the area along and adjacent to said portion of the Track free and clear of all ice and snow, materials, obstacles and debris so as to provide a safe workway for Railroad's employees. Any future changes in or extensions of the Track, upon which the Railroad would be expected to operate railroad locomotives and cars, shall not be made by Husker Ag without prior written notice to Railroad.

          5. CLEARANCES. Husker Ag shall not erect or maintain, or allow to be erected, maintained or to exist, any building, structure or obstruction of any kind adjacent to said Track at distances less than eight and one-half (8-1/2) feet of the center line of said Track measured at right angles thereto (the horizontal minimum clearance with respect to cured tracks shall be increased one inch for each degree of curvature) or at a height of less than twenty-five (25) feet above the top of the rails of the Track, except as to wires, the overhead minimum clearance of which shall be in accordance with specifications of the current National Electrical Safety Code, and in no case less than twenty-seven
(27) feet (twenty-five (25) feet in the case of wires or cables suspended from messengers) above the top of rails of said Track, unless lesser distances are prescribed by lawful authority and approved, in writing, by Railroad. However, such written approval by Railroad shall not relieve Husker Ag from any risk arising from establishment of clearances less than those hereinabove specifically provided.

          6. LIABILITY. Except as specifically provided elsewhere in this Agreement, in respect of all loss or damage to property and/or in respect of injury to or death of persons caused by or in connection with the construction, operation, maintenance, use, presence or removal of said Track, as between Railroad and Husker Ag:

          i) Railroad shall assume responsibility for and shall indemnify and hold Husker Ag harmless and defend Husker Ag from all losses (including claims for injuries to employees of Husker Ag or Railroad), expenses, attorney fees, damages, claims and judgments arising from or growing out of the negligent acts or omissions of Railroad, its agents or employees, solely or in conjunction with a

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     third party;

          ii) Husker Ag shall assume responsibility for and shall indemnify and hold Railroad harmless and defend Railroad from all losses (including claims for injuries to employees of Husker Ag or Railroad), expenses, attorney fees, damages, claims and judgments arising from or growing out of the negligent acts or omissions of Husker Ag, its agent or employees, solely or in conjunction with a third person;

          iii) Railroad and Husker Ag shall equally bear all losses (including claims for injuries to employees of Husker Ag or Railroad), expenses, attorney fees, damages, claims and judgments arising from or growing out of the joint or concurring actionable acts or omissions of both parties hereto, their respective agents or employees; and

          iv) Notwithstanding anything to the contrary contained in this Section 6, and irrespective of any joint or concurring negligence of Railroad, the Husker Ag assumes sole responsibility for and agrees to indemnify, save harmless and defend Railroad from and against all fines, damages, losses, expenses, attorneys' fees, claims, actions, or legal proceedings arising, in whole or in part, from (1) the construction of the Tracks, (2) defects in the Track (including the track scale) or improper/insufficient maintenance of the Track, (3) establishment or maintenance of clearances less than those specifically provided in this Agreement and (4) failure of Husker Ag to perform its obligations under this Agreement.

          7. RESPONSIBILITY FOR CARS. In the event of damages to or destruction of any cars placed on the Track for loading or unloading by Husker Ag while on the Track, whether due to the improper use of said cars by Husker Ag, or Husker Ag's agents or employees, or to any other cause, unless proven by Husker Ag to be due to the negligence of Railroad, its agents, or employees, Husker Ag shall pay to Railroad the loss due to such damage or destruction of such car or cars.

          8. RESPONSIBILITY FOR LADING. Railroad shall not be liable for any goods, articles, or property of any description that may be shipped by Husker Ag over the Track until and unless the car or cars containing such goods, articles, or other property, shall have been removed by Railroad and transportation and shipping instructions given to Railroad, nor shall Railroad be liable or responsible for any goods, articles or other property, of any description whatsoever, delivered by it on the Track after the car or cars containing the same is or are placed on the Track.

          9. OPERATION. Railroad shall have control of the operation of railroad locomotives and cars over the Track, and shall have the right to enter upon the property of Husker Ag, as necessary, for the purpose of operating and using said Track to provide rail transportation to Husker Ag, provided such use shall not unreasonably interfere with the use thereof by Husker Ag.

          10. NO TRANSPORTATION CONTRACT. Nothing in this agreement shall constitute a transportation contract, it being expressly understood that the

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terms and conditions of any transportation service to be provided by Railroad to
Husker Ag shall be governed exclusively by the terms of separate transportation contracts and/or tariffs.

          11. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

          12. TERMINATION AND REMOVAL OF TRACK. Either party shall have the right to terminate this Agreement by giving sixty (60) days' written notice to the other party of its intention so to do. Upon the termination of this Agreement, or if said Track be abandoned or be no longer used for the purpose for which constructed, each of the parties hereto shall have the right to take up and remove that portion of said Track owned by it without liability of any kind to the other party for so doing. Any termination of this Agreement, whether pursuant to this section or otherwise, shall be without prejudice to any rights or obligations which may have accrued to either party prior to the termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, effective the day and year first above written.

                                            NEBRASKA NORTHEASTERN RAILROAD
                                            COMPANY

                                            By /s/ Illegible
                                               ---------------------------------
                                               President

                                            Date 9-9-02
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                                            HUSKER AG, LLC


                                            By /s/ O. Kelly Hodson
                                               ---------------------------------
                                               President

                                            Date 8-29-02
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